Exhibit 23.2

             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT


To the Board of Directors and Shareholders of Ciralight, Inc.
Irvine, California

We hereby consent to the use in this Registration Statement of Ciralight Global, Inc. on Form S-1 of our report, dated February 10, 2010, which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern, at and for the years ended December 31, 2008 and 2007, and to all other references to our firm included in this Registration Statement on Form S-1.

We also consent to the reference to our Firm under the captions "Experts" in the Prospectus.



/s/ HJ Associates & Consultants, LLP
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HJ Associates & Consultants, LLP
Salt Lake City, Utah
May 3, 2010